Exhibit 99.1

Contact: Tyra Tutor Senior Vice President - Corporate Development (904) 360-2500 tyra.tutor@mpsgroup.com
NEWS RELEASE	For Immediate Release

MPS Group to be Acquired by Adecco

JACKSONVILLE, Fla. (October 20, 2009) — MPS Group, Inc. (NYSE:MPS), a leading provider of specialty staffing, consulting and business solutions, today announced that it has entered into a definitive agreement to be acquired by Adecco Group (SIX: ADEN-VX) (Euronext: ADE) for $13.80 per common share in a cash transaction valued at approximately $1.3 billion. This represents a premium of 24% over yesterday’s closing stock price and a premium of 27% and 36%, respectively, over the average closing stock price (VWAP) during the last 30 and 90 calendar days. The Board of Directors of MPS Group unanimously approved the transaction.

The transaction is expected to close in the first quarter of 2010 and is subject to MPS Group shareholder approval, antitrust clearance and certain other regulatory approvals and closing conditions. The transaction is not subject to a financing contingency and will be financed with Adecco’s current cash resources as well as existing financing capabilities.

The Adecco Group, based in Zurich, Switzerland, is a Fortune Global 500 Company and the world’s leading provider of human resource solutions with operations in over 60 countries.

Timothy Payne, MPS Group Chief Executive Officer, stated, “We are pleased to be joining forces with Adecco. Not only will this transaction create substantial shareholder value, but the combination of MPS Group and Adecco will also be very positive for our employees, consultants and clients. Together, MPS Group and Adecco will be well positioned to deliver a broad range of high-value professional staffing solutions to our clients. As our organizations grow together, we believe that this combination will also create substantial career opportunities for many of our people.”

“In addition to creating value for our shareholders, we believe this merger will create tremendous opportunity for Jacksonville, which will serve as the base for Adecco’s North America professional staffing operations,” added Derek Dewan, MPS Group Chairman. “I am proud that MPS Group has been a leading employer in Jacksonville and an active supporter of the community since 1992; we believe the strength of our employees and Adecco’s outstanding track record will allow us to continue these traditions.”

BofA Merrill Lynch is acting as financial advisor and Jones Day is acting as legal counsel to MPS Group.

Third Quarter Earnings Release Date

MPS Group will release financial results for the third quarter and nine months ended September 30, 2009, before the market opens, on Thursday, October 29, 2009.

About MPS Group

MPS Group is a leading provider of staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, marketing and creative, property, and healthcare. MPS Group delivers its services to businesses and government entities in the United States, Europe, Canada, Australia, and Asia. A Fortune 1000 company with headquarters in Jacksonville, Florida, MPS Group trades on the New York Stock Exchange. For more information about MPS Group, please visit www.mpsgroup.com.

-MORE-

1 Independent Drive • Jacksonville, Florida 32202 • 904-360-2000 • 904-360-2814 fax www.mpsgroup.com

MPS Group to be Acquired by Adecco

October 20, 2009

Additional Information and Where To Find It

In connection with the proposed merger, MPS Group will file a proxy statement with the Securities and Exchange Commission (“SEC”). Investors are urged to read the proxy statement when it becomes available because it will contain important information about the merger as well as other documents filed by MPS Group at the SEC’s Internet site, www.sec.gov. These documents can also be obtained for free from MPS Group’s Investor Relations web site (www.mpsgroup.com) or by calling 904-360-2500.

MPS Group and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding MPS Group’s directors and executive officers is available in MPS Group’s proxy statement dated April 20, 2009, filed with the SEC. Additional information regarding the interests of participants of MPS Group will be included in the proxy statement to be filed with the SEC in connection with the merger.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, uncertainties or assumptions described above and may be affected by other factors, including, but not limited to: fluctuations in the economies and financial markets in the U.S. and foreign countries where we do business and in the Company’s industry segments in particular; industry trends toward consolidating vendor lists; the demand for the Company’s services, including the impact of changes in utilization rates; consolidation or bankruptcy of major customers; the effect of competition, including the Company’s ability to expand into new markets and to remain profitable or maintain profit margins in the face of pricing pressures; the Company’s ability to retain significant existing customers or obtain new customers; the Company’s ability to recruit, place and retain consultants and professional employees; the Company’s ability to identify and complete acquisition targets and to successfully integrate acquired operations into the Company; possible changes in governmental laws and regulations affecting the Company’s operations, including possible changes to laws and regulations relating to benefits for consultants and temporary personnel, and possible increased regulation of the employer-employee relationship; employment-related claims, costs, and other litigation matters; adjustments during periodic tax audits; litigation relating to prior and current transactions and activities; claims and liabilities asserted for the acts or omissions of our temporary employees; fluctuations in interest rates or foreign currency exchange rates; loss of key employees; fluctuations in the price of the Company’s common stock due to actual or anticipated changes in quarterly operating results, financial estimates, statements by securities analysts, and other events; and other factors discussed in the Company’s filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as: “will,” “may,” “should,” “could,” “expects,” “intends,” “plans,” “hopes,” “indicates,” “projects,” “can,” “anticipates,” “perhaps,” “probably,” “believes,” “estimates,” “appears,” “predicts,” “potential,” “continues,” “would,” or “become,” or other comparable terminology or the negative of these terms or other comparable terminology. Readers are urged to review and consider the matters discussed in “Item 1A. Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2008 and discussion of risks or uncertainties in subsequent filings with the Securities and Exchange Commission.

Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on beliefs and assumptions of the Company’s management and on information then currently available to management. Undue reliance should not be placed on such forward-looking statements. Forward-looking statements are not guarantees of performance. Such forward-looking statements were prepared by the Company based upon information available at the time of such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

-END-